Exhibit (h)(9)

AMENDMENT TO
ADMINISTRATION SERVICES AGREEMENT

THIS AMENDMENT dated as of the 24th day of March, 2021 (the "Amendment"), to that certain Administration Services Agreement, dated June 24, 2016 (the "Agreement") by and between HSBC Global Asset Management (USA) Inc. ("HSBC"), a New York corporation, and HSBC Funds (the "Trust"), on behalf of the individual series listed on Schedule A to the Agreement. All Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement HSBC provides certain administration services to the Company and its investment portfolios; and

WHEREAS, the parties desire to amend the Agreement pursuant to this Amendment to update the Fund names listed on Schedule A;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, HSBC and the Company hereby agree as follows:

1.	Amendment to Schedule A

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached to the end of this Amendment.

2.	Representations and Warranties.

(a)               HSBC represents (i) that it has full power and authority to enter into and perfom1 this Amendment (ii) that the transactions contemplated by this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust and (iii) that the Board has approved the transactions contemplated by this Amendment.

(b)               The Trust represents that it has full power and authority to enter into and perform this Amendment.

3.	Effective Date.

The effective date of this Amendment shall be March 24, 2021.

4.	Miscellaneous.

(a)               This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)               Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)               Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)               This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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SCHEDULE A

TO THE ADMINISTRATION SERVICES AGREEMENT

Dated as of March 24, 2021

Funds

HSBC Funds

NON-MONEY MARKET FUNDS

HSBC Opportunity Fund
HSBC Opportunity Portfolio

HSBC Opportunity Fund (Class I)

MONEY MARKET FUNDS

HSBC U.S. Government Money Market Fund
HSBC U.S. Treasury Money Market Fund

HSBC ESG Prime Money Market Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By:	/s/Paul Dawe
Name:	Paul Dawe
Title:	Chief Operating Officer and Chief Executive Officer

HSBC FUNDS

By:	/s/Stefano R. Michelagnoli
Name:	Stefano R. Michelagnoli
Title:	President